Registration Statement No. 333-229557

As filed with the Securities and Exchange Commission on October 13, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement

No. 333-229557

UNDER

THE SECURITIES ACT OF 1933

Covetrus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1448706
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Custom House Street Portland, Maine 04101	04101
(Address of Principal Executive Offices)	(Zip Code)

Covetrus, Inc. 2019 Omnibus Incentive Compensation Plan

Covetrus, Inc. Employee Stock Purchase Plan

Direct Vet Marketing, Inc. 2010 Stock Incentive Plan, as amended

(Full titles of the plans)

Margaret B. Pritchard

General Counsel & Secretary

Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

(Name and Address of Agent for Service)

(888) 280-2221

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On October 13, 2022, Covetrus, Inc., a Delaware corporation (“Covetrus” or the “Company”), completed the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 24, 2022 (the “Merger Agreement”), by and among Covetrus, Corgi Bidco, Inc., a Delaware corporation (“Parent”), and Corgi Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-229557) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 7, 2019, relating to the registration of 17,658,228 shares of the Company’s common stock, par value $0.01 per share, under the Covetrus, Inc. 2019 Omnibus Incentive Compensation Plan, the Covetrus, Inc. Employee Stock Purchase Plan and the Direct Vet Marketing, Inc. 2010 Stock Incentive Plan. The Company is filing this Post-Effective Amendment to withdraw and remove from registration any and all securities of the Company that had been registered under the Registration Statement but remain unsold or not yet issued.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statement. By filing this Post-Effective Amendment, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement, removes from registration any and all securities registered under the Registration Statement that remain unsold or not yet issued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on October 13, 2022.

COVETRUS, INC.

By:	/s/ Margaret B. Pritchard
Name: Margaret B. Pritchard
Title: General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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